EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-148206) of Aqua America, Inc. of our report dated June 25, 2010 relating to the financial statements and supplementary schedules of the Aqua America, Inc. 401(k) Plan, included in this annual report on Form 11-K for the year ended December 31, 2009.

/s/PARENTEBEARD LLC

Philadelphia, Pennsylvania
June 25, 2010